Exhibit 77(q)(1)


                                    EXHIBITS

(b) The Pilgrim Money Market Fund's revised investment policies are incorporated by reference to a Supplement dated May 21, 2001, to the Class A, B, C, M and T Pilgrim Income Funds Prospectus dated May 1, 2001, as filed on May 21, 2001.

(e) Form of Amended Investment Management Agreement between the Registrant, on behalf of the Pilgrim Money Market Fund, and ING Pilgrim Investments, LLC is attached hereto.